Exhibit 10.11

OPTION AGREEMENT

BE IT KNOWN, that on the respective dates indicated below, before the undersigned Notary Publics, duly commissioned and sworn, and the undersigned competent attesting witnesses, personally came and appeared:

JON M. GIPSON (Social Security No. XXX-XX-5626), husband of Pamela Jean McBroom Gipson, whose mailing address is 401 Market Street, Suite 1300, Shreveport, Louisiana 71101 (hereinafter referred to as “Gipson”);

and

GEOMET, INC. (Tax Identification No. 76-0662382), a Delaware corporation, represented herein by its duly authorized officer, William C. Rankin, whose mailing address is 909 Fannin, Suite 3208 Houston, TX 77010 (herein sometimes referred to as “GeoMet”);

who declared as follows:

WHEREAS, Gipson is considering the acquisition of all (100%) of the membership interests in and to SHAMROCK ENERGY, LLC, (Tax Identification No. 26-0032779) (the “Shamrock Interests”) a Colorado limited liability company, whose mailing address is 401 Market Street, Suite 1300, Shreveport, Louisiana 71101 (hereinafter referred to as “Shamrock”), together with other specific assets from Optigas, Inc., a Delaware corporation (“Optigas”), including, but not limited to, the contracts currently in Shamrock’s name, the transfer of all equipment, etc. used in the day to day operations of Shamrock and the corresponding obligations associated therewith from and after the date of acquisition (together with the Shamrock Interests, collectively referred to herein as the “Shamrock Assets”);

WHEREAS, to successfully accomplish the potential acquisition of the Shamrock Assets, and to continue its normal operations, Shamrock will need working capital, credit assistance and gas marketing contracts from and with GeoMet;

WHEREAS, upon the specific terms, conditions and considerations set forth herein, specifically including but not limited to, Gipson providing GeoMet with the option to acquire the Shamrock Assets, GeoMet agrees to assist Gipson as provided herein;

NOW, THEREFORE, in exchange for the considerations set forth herein, and the reciprocal covenants and obligations, the receipt and sufficiency of which are hereby acknowledged, and upon the fulfillment of the terms, conditions and obligations set forth herein, the parties agree as follows:

1. Acquisition. Upon terms and conditions that are approved by Gipson and GeoMet, Gipson will acquire the Shamrock Assets from Optigas. It is recognized and understood that the terms and conditions for the acquisition of the Shamrock Assets have not yet been determined. Gipson, at his sole option and discretion, shall be entitled to not acquire the Shamrock Assets. Likewise, GeoMet at its sole option and discretion, shall be entitled to reject and not approve the terms and conditions of the acquisition of the Shamrock Assets from Optigas to Gipson. In the event that Gipson elects not to acquire the Shamrock Assets and/or GeoMet elects not to approve the terms of the acquisition of the Shamrock Assets, then this Option Agreement shall be null and void and of no further effect, and the parties hereto shall have no further obligation to one another. Notwithstanding the foregoing, in the event GeoMet elects not to approve the sale of the Shamrock Assets from Optigas to Gipson, Gipson shall be entitled to proceed with the acquisition of the Shamrock Assets; in such event, GeoMet shall have no interest therein and shall have no obligation hereunder or with respect thereto.

2. GeoMet’s Covenants. In the event Gipson, with GeoMet’s written approval, acquires the Shamrock Assets, GeoMet shall provide the following:

(a) Gas Marketing Agreement. GeoMet shall extend, under the same terms and conditions, that certain Gas Marketing Agreement dated November 30, 2002, as amended on December 12, 2005, among Shamrock and GeoMet to provide for an expiration date of no earlier than January 31, 2007. In connection with the extension of the GeoMet gas marketing agreement, and to the extent permitted by applicable law and contract, Shamrock shall become and act as Trustee for the Shamrock Energy Gas Supply Trust pursuant to the terms and conditions of the Trust Agreement by and between Shamrock Energy, LLC, Optigas, Inc. and GeoMet, Inc. a copy of which is attached hereto as Exhibit “A.” The parties shall cooperate and shall take such additional actions and execute such additional instruments as reasonably required to perfect the change of Trustee as provided for herein;

(b) Payment of Funds. GeoMet shall, on or before August 1, 2006, advance to Shamrock the amount of Ninety Thousand Dollars ($90,000.00) (the “Funds”). It is expected that the Funds, together with Shamrock’s generated revenues, will provide Shamrock with sufficient working capital for the “Option Period,” as defined below. By way of example, only, and not as a guarantee or limitation on required Shamrock working capital to be provided by GeoMet the parties attach hereto “Exhibit B” depicting the anticipated working capital needs of Shamrock;

(c) Guaranty.

(i) During the Option Period, GeoMet shall provide, under the conditions set forth in this Option Agreement, guaranties on behalf of Shamrock for Shamrock transactions requiring performance guaranties (collectively, the “Guaranties” and individually a “Guaranty”). The Guaranties shall each be in a form, term, and amount satisfactory to GeoMet, in its sole discretion. Such Guaranties are, however, subject to the reasonable satisfaction of the requirements of the involved Shamrock suppliers, provided that GeoMet may decline to execute a Guaranty if it does not agree with the supplier’s requirements. Shamrock will work with third parties to minimize any such credit obligations for suppliers requiring credit commitments or guaranties. Unless GeoMet otherwise agrees, GeoMet’s outstanding guaranties in favor of Shamrock or attributable to Shamrock transactions shall not exceed at any time the collective amount of $1,500,000.00. The obligations of GeoMet under this Paragraph 2(c)(i) shall become binding and effective when, and only when, GeoMet’s credit agreement has been amended and restated to allow GeoMet to execute the Guaranties in connection herewith. GeoMet will diligently take commercially reasonable actions to obtain GeoMet’s lender approval. In the event GeoMet is required to make payment as a result of a GeoMet guaranty, then to the extent Shamrock has or receives available funds, Shamrock shall promptly reimburse GeoMet for any sums extended pursuant to a Guaranty (“Guaranty Reimbursement”). Such Guaranty Reimbursement shall be made to the extent and only to the extent said Shamrock funds are logically connected to the sums expended under a Guaranty.

(ii) During the Option Period, Shamrock shall not enter into, without the written consent of GeoMet, any contracts or agreements which create obligations of Shamrock that extend beyond the Option Period.

(iii) In connection with the acquisition of the Shamrock Assets by Gipson, on or before June 20, 2006, Shamrock shall provide to GeoMet a list of Shamrock’s current customers and the suggested credit limits for each. On or before July 20, 2006, GeoMet shall furnish Shamrock with a list of the customers and presented credit limits approved by GeoMet. If GeoMet does not approve of any of the listed customers or associated credit limits, GeoMet shall, on or before July 20, 2006, provide Shamrock with written notice of such non-approval and the reasons therefor. Shamrock shall take appropriate steps as needed so as to remove the non-approved customer(s) and/or adjust the credit limits so as to conform to the approval provided by GeoMet. As to proposed new customers of Shamrock, Shamrock shall provide GeoMet with no less than three (3) business days notice of any proposed sale to a new customer. Within said three (3) day-period, GeoMet, in its sole discretion, shall have the right to approve or not approve gas sales to such new customer. GeoMet’s failure to respond within the three-day period provided above shall constitute GeoMet’s approval of such gas sale.

(iv) Additionally, during the Option Period, Shamrock will not, without the written consent of GeoMet, pledge or otherwise use any of the Shamrock Assets as security for any purpose whatsoever, excluding only security interests created by operation of law such as producer liens, lessor’s liens, materialman’s liens, etc.

(d) Additional Funds. Should the Funds advanced by GeoMet to Shamrock, pursuant to Paragraph 2(b) above be insufficient to allow Shamrock to pay its current expenses, GeoMet shall advance additional sums needed so as to allow Shamrock to pay its current expenses (“Additional Funds”). Provided, however, that GeoMet’s obligation to advance Additional Funds shall not exceed the total sum of Fifty Thousand Dollars ($50,000.00), in the aggregate during the Option Period. During the Option Period, Shamrock shall conduct its operations in substantially the same manner and in the ordinary course of business as was conducted at the time of the acquisition of Shamrock Interests by Gipson. Notwithstanding the foregoing, either party shall be entitled to request a meeting with the other for the purpose of discussing and considering the potential for the reduction of costs or the increase of revenues and profits of Shamrock and shall work in good faith to maximize the benefits to Shamrock, as well minimize the need for additional sums to be provided by GeoMet.

(e) During the Option Period and until the requirements set forth in Paragraphs 5(a) and (b), as applicable, are satisfied, Gipson shall cause Shamrock to accept and agree to be bound by the terms and obligations of this Option as contemplated in Paragraph 9 below pursuant to an Acknowledgment by Shamrock in the form attached hereto as Exhibit “C” (the “Acknowledgment”). Additionally, Gipson shall cause Shamrock and Shamrock’s depositary bank(s) to enter into a Restricted Account Agreement with GeoMet, as a secured party, in the form attached hereto as Exhibit “D” (the “Restricted Account Agreement”). Shamrock shall refrain from opening or maintaining any bank accounts that would not be subject to the Restricted Account Agreement, excluding and exempting the Shamrock Energy, LLC “Royalty Revenue Account” — Wells Fargo N.A. Account Number                         , and the Shamrock Energy Gas Supply Trust Account — Wells Fargo N.A. Account Number                         . In the event Shamrock defaults on its obligations under this Option Agreement then GeoMet shall be entitled to exercise its rights pursuant to the Restricted Account Agreement. If GeoMet ever exercises its rights under the Restricted Account Agreement to give instructions to Shamrock’s bank, GeoMet will consult with Shamrock concerning the payments to be made out of such bank accounts and will cooperate with Shamrock so as to insure that Shamrock obligations are fully and timely satisfied.

3. Option. In exchange for the commitments and obligations of GeoMet as provided herein, GeoMet is hereby granted the exclusive option to acquire all (100%) of the Shamrock Assets from Gipson (“Option”), substantially upon the terms and conditions set forth in the form of Purchase and Sale Agreement attached hereto as Exhibit “E”. The term of this Option shall commence on August 1, 2006 and shall extend through the earlier of January 31, 2007 or the date upon which GeoMet exercises its option hereunder (“Option Period”). GeoMet may exercise this Option at any time during the Option Period by providing written notice, via certified mail return receipt requested, to Gipson at the address provided above of its election to exercise the Option. GeoMet’s written notice of its election to exercise the Option must be postmarked on or before December 15, 2006, with an effective date on or before January 31, 2007. GeoMet’s failure to timely provide the written notice as required herein shall be deemed to be GeoMet’s election not to exercise the Option.

4. GeoMet’s Covenants After Exercise of Option. If GeoMet elects to exercise the Option, then in exchange for Gipson’s transfer of all (100%) of the Shamrock Assets unto GeoMet, GeoMet shall pay to, or provide, Gipson with the following:

(a) Employment. An at-will employment position with GeoMet, with an annual starting salary of not less than $130,000.00, and the usual and customary benefits provided to other GeoMet employees holding a comparable position; and

(b) Revenues. A payment in an amount equal to Fifty Percent (50%) of Shamrock Net Profits generated during or properly attributable to the Option Period. “Net Profits” shall be the amount equal to total Shamrock revenues generated during or attributable to the Option Period less total Shamrock expenses (Shamrock expenses shall specifically include, without duplication, any sums paid by GeoMet pursuant to any Guaranty) incurred or accrued during or attributable to the Option Period. Any accrued but not yet collected Shamrock revenues shall be withheld and paid as set forth below. The foregoing payment to Gipson, if any, shall be calculated on a cumulative basis for the Option Period and shall be paid unto Gipson within forty-five (45) days following the transfer of the Shamrock Assets from Gipson to GeoMet. In the event Shamrock revenues properly attributable to the Option Period are actually collected after the payment date provided herein (“Additional Revenues”), Fifty Percent (50%) of such Additional Revenues shall, from time to time, be paid to Gipson as the same are collected. Except as otherwise provided herein, GeoMet shall be entitled to receive all remaining sums as generated by Shamrock during the Option Period.

5. Election Not to Exercise Option.

(a) Continuation of Shamrock Operations. In the event GeoMet elects not to exercise the Option and Gipson elects to continue to operate Shamrock after the Option Period, Shamrock shall be entitled to retain 100% of the Net Profits generated during the Option Period provided that Shamrock shall agree to repay all amounts paid by GeoMet under paragraphs 2(b), 2(c) and 2(d). If Gipson elects to continue to operate Shamrock without the involvement of GeoMet, (A) unless otherwise provided in any Guaranty, each Guaranty shall cease and terminate as of January 31, 2007, except for Guaranties attributable to the business of Shamrock in January, 2007, which shall terminate on February 28, 2007; and (B) Shamrock shall repay GeoMet any sums advanced to Shamrock under Paragraphs 2(b), 2(c) and 2(d), with said sums to be paid in equal monthly payments over a period of eighteen (18) months, without interest thereon, with the first payment being due on February 28, 2007 and an equal payment being due each month thereafter until paid in full. Upon satisfaction of the requirements contained herein, and in the Acknowledgment, GeoMet and Shamrock shall have no further obligation or commitment unto the other. Upon repayment of all sums provided by GeoMet to or on behalf of Shamrock and the termination of each Guaranty, Shamrock shall retain all remaining sums and Shamrock and GeoMet shall cause the Restricted Account Agreement to be cancelled and removed from Shamrock’s accounts.

(b) Winding Up of Shamrock. In the event GeoMet elects not to exercise the Option and Gipson elects not to continue to operate Shamrock as provided in Paragraph 5(a) above, Gipson shall diligently proceed to wind up the affairs of Shamrock. The winding up of Shamrock pursuant to this paragraph shall be completed within ninety (90) days of the end of the Option Period. During such wind up period, GeoMet shall provide any remaining sums pursuant to Paragraph 2(b) and 2(d) that are necessary to allow Shamrock to pay its expenses and complete the winding up of its affairs. Notwithstanding anything to the contrary herein, in no event shall GeoMet be required, pursuant to the terms hereof, to advance Shamrock funds in excess of the sums to be advanced by GeoMet pursuant to Paragraphs 2(b), 2(c) and 2(d) above. GeoMet shall be entitled to receive 100% of the Shamrock Net Profits, as well as receive the proceeds derived from any liquidation of Shamrock’s assets, until such time as all funds advanced by GeoMet under paragraphs 2(b), 2(c) and 2(d) have been repaid in full and each Guaranty issued pursuant to Paragraph 2(c) has been terminated and released. Upon repayment of all sums provided by GeoMet to or on behalf of Shamrock and the termination of each

Guaranty, Shamrock shall retain all remaining sums and Shamrock and GeoMet shall cause the Restricted Account Agreement to be cancelled and removed from Shamrock’s accounts.

(c) Best Efforts. In the event GeoMet elects not to exercise its Option hereunder, Shamrock shall use its best efforts to diligently collect all amounts due Shamrock and to cause GeoMet to be released from any Guaranty that it has provided hereunder.

6. Shamrock’s Covenants. From and after the date hereof and until the requirements set forth in Paragraph 5(a) and (b) are satisfied, Shamrock shall perform the following covenants:

(a) Reporting. Commencing on August 1, 2006, and continuing until the later to occur of the transfer to GeoMet of 100% of the Shamrock Assets, as set forth in Paragraph 3 above, or the satisfaction of the obligations of Shamrock to GeoMet, as set forth in either Paragraph 5(a) or (b) above as appropriate, Shamrock will:

(i) Provide GeoMet, within forty-five (45) days of the end of each monthly period commencing with August 1, 2006, current financial information for Shamrock as it may reasonably request, including, at a minimum, a balance sheet as of the end of such month, statements of income and cash flows for such month and the year-to-date period then ended, and accounts receivable and payable agings as of such date. Further, Shamrock will provide to GeoMet, within fifteen (15) days after the end of each month (A) a list of its accounts receivable related to Shamrock’s commodity sales; (B) a list of pipeline imbalance receivables, to the extent available; and (C) a list of estimated gas purchases payables that have been guaranteed by GeoMet. Shamrock will provide advance notice to GeoMet of any amounts to be withdrawn or transferred from the Shamrock Energy LLC account at Wells Fargo Bank N.A. account number                      and a detail of the parties to be paid with such withdrawal or transfer and the nature of such payment. Shamrock shall promptly provide GeoMet with evidence of the actual payments made with the proceeds of such withdrawal or transfer or shall provide GeoMet with access to the account in order to confirm such payments.

(ii) Provide GeoMet, by the last day of each month, with a schedule of gas purchases and sales for the next month, depicting the supplier of the gas, market for the gas and sales prices and volumes associated with same.

(iii) Provide GeoMet by the 5th business day of the month with a summary of cash receipts and disbursements for the prior calendar month in such reasonable detail as the Parties may agree.

(iv) Require all payments for gas marketed by Shamrock to be remitted to the Shamrock Energy LLC account at Wells Fargo Bank N.A. account number                     , a restricted bank account in which GeoMet shall have a security interest pursuant to the Acknowledgment.

(v) Such other items as may be reasonably required by GeoMet under its credit agreement and which Shamrock may reasonably provide within the time requested.

(b) Affirmative Covenants. During the Option Period, except with GeoMet’s prior written consent, which consent shall not be unreasonably withheld, Shamrock will carry on its businesses in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such businesses, Shamrock shall not make voluntary changes, modifications, capital investments, loans, advances, distributions to employees or interest holders, which would have the effect of increasing Shamrock expenses.

(c) Access to Properties and Records. During the Option Period, Shamrock will provide GeoMet and its authorized representatives reasonable access during normal business hours to Shamrock’s offices, properties, books, records and documents, including contracts, agreements, consents, settlements, revenue and expense information relating to the Shamrock Assets. GeoMet shall indemnify, defend and hold harmless Gipson and Shamrock from and against any losses or claims asserted or suffered by any of them resulting from, or arising out of, examinations made by GeoMet or its authorized representatives pursuant to this paragraph.

7. Dispute Resolution.

(a) Limits on Mediation and Arbitration. This Paragraph 7 provides for mediation and arbitration of “Disputes” on the terms set out below. However, notwithstanding the remainder of this Paragraph 7, or any other provision of this Option Agreement, nothing in this Option Agreement shall limit, delay or restrict GeoMet in enforcing its rights and remedies under the Acknowledgment and the Restricted Account Agreement, and GeoMet may enforce such rights at any time regardless of whether mediation or arbitration is elected before, after or while GeoMet is exercising such rights and remedies.

(b) Non-Binding Mediation. On the written notice of any party, any action, dispute, claim or controversy of any kind, now existing or hereafter arising, between the parties arising out of, pertaining to or in connection with this Option Agreement, including the determination of whether an issue is subject to the provisions of this paragraph (a “Dispute”), shall be submitted to non-binding mediation in accordance with the terms hereof and subject to the foregoing Paragraph 7(a).

(i) Mediation. Any mediation shall be conducted before a mediator selected by mutual agreement of the parties. If the parties are unable to agree on any mediator within fifteen (15) days following the delivery of the notice of a Dispute (or if a mediator is selected, but is unable to serve, within fifteen (15) days from the date the last selected candidate has delivered notice of his or her inability to serve), then the American Arbitration Association shall be requested to name the mediator and the person so named shall serve as mediator. The mediator shall schedule the mediation at a mutually agreeable time for the mediation to be conducted as soon as possible, provided that all parties shall attempt in good faith to provide reasonable times for which such parties would be available. The mediation shall be conducted in Houston, Texas. The mediator shall provide the mediator’s list of rules or guidelines by which the parties will conduct the mediation. The parties will conduct the mediation in good faith in an attempt to resolve any Dispute. Each party hereto agrees to keep all Disputes and mediation proceedings strictly confidential, except for disclosure of information required by applicable law.

(ii) Costs. All fees of the mediator shall be shared and paid by the parties hereto in equal portions.

(c) Binding Arbitration. On the written notice of any party hereto, following the unsuccessful conclusion of mediation, as provided above, whether made before or after the institution of any legal proceeding, subject to the foregoing Paragraph 7(a), any Dispute shall be resolved by binding arbitration in accordance with the terms hereof. Any Party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute. Notwithstanding any law, rule, regulation or provision hereof to the contrary, if any two parties have executed this document, such parties shall have agreed to submit each and every Dispute to binding arbitration, even issues as to the existence, formation, validity or termination of any agreement between the parties.

(i) Governing Rules. Any arbitration shall be administered to the maximum extent possible pursuant to the Federal Arbitration Act. Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction.

(ii) Arbitrators. Any arbitration shall be conducted before three (3) impartial arbitrators. Each party shall select an arbitrator within fifteen (15) days. The two (2) selected arbitrators shall select a third arbitrator within thirty (30) days and, if they are unable to agree on a third arbitrator within such time, then the person serving as the Mediator, pursuant to Paragraph 7(b)(i) above, shall be asked to name the third arbitrator and the person so named shall serve as the third arbitrator. Each arbitrator shall be a person who is knowledgeable in the gas marketing industry. The arbitrators may engage engineers, accountants or other consultants that the arbitrators deem necessary to render a conclusion in the arbitration proceeding.

(iii) Conduct of Arbitration. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within one hundred eighty (180) days of the date of the selection of the third arbitrator. Arbitration proceedings shall be conducted in Houston, Texas. The vote of any two (2) of the arbitrators shall determine any matter brought before the arbitrators for resolution and shall be final and binding on all parties. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. At the conclusion of any arbitration proceeding, the arbitrators shall make specific written findings of fact and conclusions of law. The arbitrators shall have the power to award recovery of all costs and fees to the prevailing party. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosure information required by applicable law. In no event shall the arbitrators have the authority to award either party punitive damages.

(iv) Costs of Arbitration. All fees of the arbitrator, and any engineer, accountant or other consultant engaged by the arbitrators, shall be shared and paid by the involved parties in equal portions unless otherwise awarded by the arbitrators.

8. Entire Agreement. This written instrument contains the entire agreement and understanding between the parties hereto in respect of the subject matter of this Option

Agreement and supersedes all prior negotiations, agreements or understanding between the parties and there are no other understandings or agreements between said parties in respect thereof.

9. Shamrock’s Acknowledgement. Upon acquisition of the Shamrock Assets by Gipson, Gipson shall cause Shamrock to provide an acknowledgement and agreement to be bound by the terms, conditions and obligations of this Option Agreement, in the form attached hereto as Exhibit “C,” as if Shamrock were an original signatory party hereto.

10. Governing Law. This Option Agreement shall be governed by and construed according to the laws of the State of Texas without consideration or effect of conflicts of laws principles.

11. Counterpart Execution, Fax Execution. This Option Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

WITNESSES:

/S/ DEBBIE F. BENTON Debbie F. Benton	/S/ JON M. GIPSON Jon M. Gipson

DEBBIE F. BENTON Print Name	/S/ PAMELA JEAN MCBROOM GIPSON Pamela Jean McBroom Gipson

/S/ REBECCA B. GARCIA Rebecca B. Garcia

REBECCA B. GARCIA Print Name

STATE OF LOUISIANA	§
§
PARISH OF CADDO	§

On this date before me, the undersigned authority, personally came and appeared Jon M. Gipson and Pamela Jean McBroom Gipson, who signed said document before me in the presence of the two witnesses, whose names are thereto subscribed as such, being competent witnesses, that they signed the above and foregoing document as their own free act and deed and for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal in the City of Shreveport, Caddo Parish, Louisiana, on the 14th day of June 2006.

/S/ DOROTHY F. GREEN
Notary Public in and for the State of Louisiana

Notary Address:
[SEAL]

WITNESSES:		GEOMET, INC.

/S/ STEPHEN M. SMITH	By:	/S/ WILLIAM C. RANKIN
Stephen M. Smith		William C. Rankin Executive Vice-President

STEPHEN M. SMITH
Print Name

/S/ FRANK C. TURNER II
Frank C. Turner II

FRANK C. TURNER II
Print Name

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

On this date before me, the undersigned authority, personally came and appeared William C. Rankin, Executive Vice-President of GEOMET, INC., a Delaware corporation, who signed said document before me in the presence of the two witnesses, whose names are thereto subscribed as such, being competent witnesses, and who acknowledged, in my presence and in the presence of said witnesses, that he signed the above and foregoing document as his own free act and deed on behalf of such corporation, and for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal in the City of Houston, Harris County, Texas, on the 13th day of June 2006.

/s/ Rosanna M. Penrod
Notary Public in and for the State of Texas [SEAL]

EXHIBIT “A”

Trust Agreement

EXHIBIT “B”

Budget

EXHIBIT “C”

Form of Acknowledgment and Agreement

THIS ACKNOWLEDGMENT AND AGREEMENT (this “Acknowledgment”) is made effective as of                     , 2006 by Shamrock Energy, LLC, a Colorado limited liability company (“Shamrock”).

RECITALS

WHEREAS, Jon M. Gipson (“Gipson”) and GeoMet, Inc. (“GeoMet”) have entered in to that certain Option Agreement dated as of                     , 2006 (the “Option Agreement”) with respect to GeoMet’s option to acquire all (100%) of the membership interests (the “Shamrock Interests” in and to Shamrock (terms used and not defined herein shall have the meaning given them in the Option Agreement); and

WHEREAS, pursuant to the terms and conditions of the Option Agreement, and the express approval of GeoMet, Gipson has acquired all (100%) of the Shamrock Interests; and

WHEREAS, pursuant to the terms and conditions of the Option Agreement, and in exchange for GeoMet providing certain working capital, credit assistance and gas marketing contracts to Shamrock that are essential for the continuation of Shamrock’s business, together with the other obligations and commitments of GeoMet in favor of Shamrock as provided in the Option Agreement, Shamrock herein desires to and does hereby intend to become bound by the obligations and commitments as provided in the Option Agreement;

NOW, THEREFORE, for the good and valuable considerations set forth in the Option Agreement as recited herein, and for other, the receipt and sufficiency of which are hereby acknowledged, Shamrock hereby agrees as follows:

1. Shamrock hereby ratifies and confirms all provisions of the Option Agreement relating to Shamrock and agrees to perform and comply with all covenants and agreements of Shamrock made in the Option Agreement as if Shamrock had been an original signatory party to the Option Agreement and had made such covenants and agreements itself.

2. Pursuant to the terms and conditions and in compliance with the requirements of the Option Agreement, Shamrock hereby promises, if required in the Option Agreement, to repay all Funds and Additional Funds advanced to it by GeoMet, with such repayment, if required in the Option Agreement, to be on the terms provided in the Option Agreement.

4. To secure Shamrock’s obligations in paragraphs 1 and 2 above, Shamrock hereby grants to GeoMet a security interest in (a) all deposit accounts now or hereafter maintained at Wells Fargo Bank, National Association that are at any time subject to the Restricted Account Agreement, (b) all proceeds of such accounts, and (c) all books and records relating to such accounts. Shamrock agrees that upon default by Shamrock in any of its obligations under the Option Agreement, GeoMet shall be authorized to exercise its rights under the Restricted Account Agreement.

5. Disputes concerning this Acknowledgement shall be subject to the dispute resolution provisions of the Option Agreement. This Acknowledgment shall be governed by and construed according to the laws of the State of Texas without consideration of the conflict of laws principles thereof.

WITNESSES:		SHAMROCK ENERGY, LLC

By

Signature

Name:

Title:

Print Name

Signature

Print Name

STATE OF LOUISIANA	§
§
PARISH OF CADDO	§

On this date before me, the undersigned authority, personally came and appeared                     ,                      of SHAMROCK ENERGY, LLC, a Colorado limited liability company, who signed said document before me in the presence of the two witnesses, whose names are thereto subscribed as such, being competent witnesses, and who acknowledged, in my presence and in the presence of said witnesses, that he signed the above and foregoing document as his own free act and deed on behalf of such limited liability company, and for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal in the City of                     , Caddo Parish, Louisiana, on the      day of              2006.

Notary Public in and for the State of Louisiana
Notary Address:

[SEAL]

EXHIBIT “D”

Form of Restricted Account Agreement

RESTRICTED ACCOUNT AGREEMENT

(Access Restricted after Instructions)

This Restricted Account Agreement (the “Agreement”), dated as of the date specified on the initial signature page of this Agreement, is entered into by and among            (“Company”),            (“Secured Party”) and Wells Fargo Bank, National Association (“Bank”), and sets forth the rights of Secured Party and the obligations of Bank with respect to the deposit account(s) of Company at Bank identified at the end of this Agreement as the “Restricted Account(s)”. As used in this Agreement, the term “Restricted Account” refers, individually and collectively, to each such deposit account.

1.	Secured Party’s Interest in Restricted Account. Secured Party represents that it is either (i) a lender or other person who has extended credit to Company and has been granted a security interest in the Restricted Account or (ii) such a lender and the agent for a group of such lenders (the “Lenders”). Company hereby confirms, and Bank hereby acknowledges, the security interest granted by Company to Secured Party in all of Company’s right, title and interest in and to the Restricted Account and all sums now or hereafter on deposit in or payable or withdrawable from the Restricted Account (the “Account Funds”). Except as specifically provided otherwise in this Agreement, Company has given Secured Party complete control over the Account Funds. Secured Party hereby appoints Bank as agent for Secured Party only for the purpose of perfecting the security interest of Secured Party in the Account Funds while they are in the Restricted Account. Company and Secured Party would like to use the Restricted Account Service of Bank described in this Agreement (the “Service”) to further the arrangements between Secured Party and Company regarding the Restricted Account and the Account Funds.

2.	Access to Restricted Account. Secured Party agrees that Company will be allowed access to the Account Funds until Bank receives, and has had a reasonable opportunity to act upon, written instructions from Secured Party directing that Company no longer have access to any Account Funds (the “Instructions”). Company agrees that the Account Funds should be paid to Secured Party after Bank receives the Instructions, and hereby irrevocably authorizes Bank to comply with the Instructions even if Company objects in any way to the Instructions. Company further agrees that after Bank receives the Instructions, Company will not have access to any Account Funds.

3.

Balance Reports. Bank agrees, at the telephone request of Secured Party on any Business Day (a day on which Bank is open to conduct its regular banking business, other than a Saturday, Sunday or public holiday), to make available to Secured Party a report (“Balance Report”) showing the opening available balance in the Restricted

Account as of the beginning of such Business Day, either on-line or by facsimile transmission, at Bank’s option. Company expressly consents to this transmission of information. Secured Party and Company understand and agree that the opening available balance in the Restricted Account at the beginning of any Business Day will be determined after deducting from the Restricted Account the face amount of all Returned Items (as defined in Section 5 of this Agreement) and Settlement Items (as defined in Section 6 of this Agreement) received by Bank or otherwise presented against the Restricted Account on the immediately preceding Business Day.

4.	Transfers to Secured Party. Bank agrees that on each Business Day after it receives the Instructions it will transfer to the Secured Party’s account specified at the end of this Agreement with the bank specified at the end of this Agreement or (if no account is so specified) to such account as Secured Party specifies in the Instructions (in either case, the “Secured Party Account”) the full amount of the opening available balance in the Restricted Account at the beginning of such Business Day. Bank will use the Fedwire system to make each funds transfer unless for any reason the Fedwire system is unavailable, in which case Bank will determine the funds transfer system to be used in making each funds transfer and the means by which each transfer will be made. Bank, Secured Party and Company each agree that Bank will comply with instructions given to Bank by Secured Party directing disposition of funds in the Restricted Account without further consent by Company, subject otherwise to the terms of this Agreement and Bank’s standard policies, procedures and documentation in effect from time to time governing the type of disposition requested. Except as otherwise required by law, Bank will not agree with any third party to comply with instructions for disposition of funds in the Restricted Account originated by such third party.

5.	Returned Items. Secured Party and Company understand and agree that the face amount (“Returned Item Amount”) of each Returned Item will be paid by Bank debiting the Restricted Account, without prior notice to Secured Party or Company. As used in this Agreement, the term “Returned Item” means (i) any item deposited to the Restricted Account and returned unpaid, whether for insufficient funds or for any other reason, and without regard to the timeliness of such return or the occurrence or timeliness of any drawee’s notice of non-payment; (ii) any item subject to a claim against Bank of breach of transfer or presentment warranty under the Uniform Commercial Code, as adopted in the applicable state; (iii) any automated clearing house (“ACH”) entry credited to the Restricted Account and returned unpaid or subject to an adjustment entry under applicable clearing house rules, whether for insufficient funds or for any other reason, and without regard to the timeliness of such return or adjustment; (iv) any credit to the Restricted Account from a merchant card transaction, against which a contractual demand for chargeback has been made; and (v) any credit to the Restricted Account made in error. Company agrees to pay all Returned Item Amounts immediately on demand, without setoff or counterclaim, to the extent there are not sufficient funds in the Restricted Account to cover the Returned Item Amounts on the day they are to be debited from the Restricted Account. Secured Party agrees to pay all Returned Item Amounts within thirty (30) calendar days after demand, without setoff or counterclaim, to the extent that (i) the Returned Item Amounts are not paid in full by Company within fifteen (15) calendar days after demand on Company by Bank, and (ii) Secured Party has received proceeds from the corresponding Returned Items.

6.

Settlement Items. Secured Party and Company understand and agree that the face amount (“Settlement Item Amount”) of each Settlement Item will be paid by Bank debiting the Restricted Account, without prior notice to Secured Party or Company. As used in this Agreement, the term “Settlement Item” means (i) each check or other payment order drawn on or payable against any controlled disbursement account or other deposit account at any time linked to the Restricted Account by a zero balance account connection (each a “Linked Account”), which Bank cashes or exchanges for a cashier’s check or official check over its counters in the ordinary course of business prior to receiving the Instructions and having had a reasonable opportunity to act on them, and which is presented for settlement against the Restricted Account (after having been presented against the Linked Account) after Bank receives the Instructions, (ii) each check or other payment order drawn on or payable against the Restricted Account, which, on the Business Day Bank receives the Instructions, Bank cashes or exchanges for a cashier’s check or official check over its counters in the ordinary course of business after Bank’s cutoff time for posting, (iii) each ACH credit entry initiated by Bank, as originating depository financial institution, on behalf of Company, as originator, prior to Bank having received the Instructions and having had a reasonable opportunity to act on them, which ACH credit entry settles after Bank receives the Instructions, and (iv) any other payment order drawn on or payable against the Restricted Account, which Bank has paid or funded prior to receiving the Instructions and having had a reasonable opportunity to act on them, and which is first presented for settlement against the Restricted Account in the ordinary course of business after Bank receives the Instructions and has transferred Account Funds to Secured Party under Section 4 of this Agreement. Company agrees to pay all Settlement Item Amounts immediately on demand, without setoff or counterclaim, to the extent there are not sufficient funds in the Restricted Account to cover the Settlement Item Amounts on the day they are to be debited from the Restricted Account. Secured Party agrees to pay all Settlement Item Amounts within thirty (30) calendar days after demand, without setoff or counterclaim, to the extent that (i) the Settlement Item Amounts are not paid in full by Company within fifteen (15) calendar days after demand on Company by Bank, and (ii) Secured Party has received Account Funds under Section 4 of this Agreement.

7.	Bank Fees. Company agrees to pay all Bank’s fees and charges for the maintenance and administration of the Restricted Account and for the treasury management and other account services provided with respect to the Restricted Account (collectively “Bank Fees”), including, but not limited to, the fees for (a) the Balance Reports provided on the Restricted Account, (b) the funds transfer services received with respect to the Restricted Account, (c) Returned Items, (d) funds advanced to cover overdrafts in the Restricted Account (but without Bank being in any way obligated to make any such advances), and (e) duplicate bank statements on the Restricted Account. The Bank Fees will be paid by Bank debiting the Restricted Account on the Business Day that the Bank Fees are due, without notice to Secured Party or Company. If there are not sufficient funds in the Restricted Account to cover fully the Bank Fees on the Business Day they are debited from the Restricted Account, such shortfall or the amount of such Bank Fees will be paid by Company sending Bank a check in the amount of such shortfall or such Bank Fees, without setoff or counterclaim, within fifteen (15) calendar days after demand of Bank. After Bank receives the Instructions, Secured Party agrees to pay the Bank Fees within thirty (30) calendar days after demand, without setoff or counterclaim, to the extent such Bank Fees are not paid in full by Company by check within fifteen (15) calendar days after demand on Company by Bank.

8.	Account Documentation. Secured Party and Company agree that, except as specifically provided in this Agreement, the Restricted Account will be subject to, and Bank’s operation of the Restricted Account will be in accordance with, the terms and provisions of Bank’s Commercial Account Agreement or other deposit account agreement governing the Restricted Account (“Account Agreement”).

9.	Bank Statements. Bank will, upon receiving a written request from Secured Party, send to Secured Party by United States mail, at the address indicated for Secured Party after its signature to this Agreement, duplicate copies of all bank statements on the Restricted Account which are sent to Company. Company and/or Secured Party will have thirty (30) calendar days after receipt of a bank statement to notify Bank of an error in such statement. Bank’s liability for such errors is limited as provided in the “Limitation of Liability” section of this Agreement.

10.	Partial Subordination of Bank’s Rights. Bank hereby subordinates to the security interest of Secured Party in the Restricted Account (i) any security interest which Bank may have or acquire in the Restricted Account, and (ii) any right which Bank may have or acquire to set off or otherwise apply any Account Funds against the payment of any indebtedness from time to time owing to Bank from Company, except for debits to the Restricted Account permitted under this Agreement for the payment of Returned Item Amounts, Settlement Item Amounts or Bank Fees.

11.	Bankruptcy Notice; Effect of Filing. If Bank at any time receives notice of the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Company (a “Bankruptcy Notice”), Bank will continue to comply with its obligations under this Agreement, except to the extent that any action required of Bank under this Agreement is prohibited under applicable bankruptcy laws or regulations or is stayed pursuant to the automatic stay imposed under the United States Bankruptcy Code or by order of any court or agency. With respect to any obligation of Secured Party hereunder which requires prior demand upon Company, the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Company shall automatically eliminate the necessity of such demand upon Company by Bank, and shall immediately entitle Bank to make demand on Secured Party with the same effect as if demand had been made upon Company and the time for Company’s performance had expired.

12.	Legal Process, Legal Notices and Court Orders. Bank will comply with any legal process, legal notice or court order it receives if Bank determines in its sole discretion that the legal process, legal notice or court order is legally binding on it.

13.	Indemnification for Following Instructions. Secured Party and Company each agree that, notwithstanding any other provision of this Agreement, Bank will not be liable to Secured Party or Company for any losses, liabilities, damages, claims (including, but not limited to, third party claims), demands, obligations, actions, suits, judgments, penalties, costs or expenses, including, but not limited to, attorneys’ fees, (collectively, “Losses and Liabilities”) suffered or incurred by Secured Party or Company as a result of or in connection with, (a) Bank complying with any binding legal process, legal notice or court order referred to in Section 12 of this Agreement, (b) Bank following any instruction or request of Secured Party, or (c) Bank complying with its obligations under this Agreement. Company will indemnify Bank against any Losses and Liabilities Bank may suffer or incur as a result of or in connection with any of the circumstances referred to in clauses (a) through (c) of this Section 13. To the extent not paid by Company within fifteen (15) calendar days after demand, Secured Party will indemnify Bank against any Losses and Liabilities Bank may suffer or incur as a result of or in connection with any of the circumstances referred to in clause (b) of this Section 13.

14.	No Representations or Warranties of Bank. Bank agrees to perform its obligations under this Agreement in a manner consistent with the quality provided when Bank performs similar services for its own account. However, Bank will not be responsible for the errors, acts or omissions of others, such as communications carriers, correspondents or clearinghouses through which Bank may perform its obligations under this Agreement or receive or transmit information in performing its obligations under this Agreement. Secured Party and Company also understand that Bank will not be responsible for any loss, liability or delay caused by wars, failures in communications networks, labor disputes, legal constraints, fires, power surges or failures, earthquakes, civil disturbances or other events beyond Bank’s control. BANK MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICE OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT.

15.	Limitation of Liability. Bank will not be responsible for any Losses and Liabilities due to any cause other than its own negligence or breach of this Agreement, in which case its liability to Secured Party and Company shall, unless otherwise provided by any law which cannot be varied by contract, be limited to direct money damages in an amount not to exceed ten (10) times all the Bank Fees charged or incurred during the calendar month immediately preceding the calendar month in which such Losses and Liabilities occurred (or, if no Bank Fees were charged or incurred in the preceding month, the Bank Fees charged or incurred in the month in which the Losses and Liabilities occurred). Company will indemnify Bank against all Losses and Liabilities suffered or incurred by Bank as a result of third party claims; provided, however, that to the extent such Losses and Liabilities are directly caused by Bank’s negligence or breach of this Agreement such indemnity will only apply to those Losses and Liabilities which exceed the liability limitation specified in the preceding sentence. The limitation of Bank’s liability and the indemnification by Company set out above will not be applicable to the extent any Losses and Liabilities of any party to this Agreement are directly caused by Bank’s gross negligence or willful misconduct. IN NO EVENT WILL BANK BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, WHETHER ANY CLAIM IS BASED ON CONTRACT OR TORT, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN TO BANK AND REGARDLESS OF THE FORM OF THE CLAIM OR ACTION, INCLUDING, BUT NOT LIMITED TO, ANY CLAIM OR ACTION ALLEGING GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FAILURE TO EXERCISE REASONABLE CARE OR FAILURE TO ACT IN GOOD FAITH. Any action against Bank by Company or Secured Party under or related to this Agreement must be brought within twelve (12) months after the cause of action accrues.

16.

Termination. This Agreement and the Service may be terminated by Secured Party or Bank at any time by either of them giving thirty (30) calendar days prior written notice of such termination to the other parties to this Agreement at their contact addresses specified after their signatures to this Agreement; provided, however, that this Agreement and the Service may be terminated upon 10 days written notice from Bank to Company and Secured Party should Company or Secured Party fail to make any payment when due to Bank from Company or Secured Party under the terms of this Agreement. Company’s and Secured Party’s obligation to report errors in funds transfers and bank statements and to pay Returned Items Amounts, Settlement Item Amounts, and Bank Fees, as well as the indemnifications made, and the limitations on the liability of Bank accepted, by Company and Secured Party under this Agreement will continue after the termination of this Agreement and/or the closure of the Restricted Account with respect to all the circumstances to which they are applicable existing or occurring before such termination or closure, and any liability of any party to this

Agreement, as determined under the provisions of this Agreement, with respect to acts or omissions of such party prior to such termination or closure will also survive such termination or closure. Upon any termination of this Agreement and the Service or closure of the Restricted Account all collected and available balances in the Restricted Account on the date of such termination or closure will be transferred to Secured Party as requested by Secured Party in writing to Bank.

17.	Modifications, Amendments, and Waivers. This Agreement may not be modified or amended, or any provision thereof waived, except in a writing signed by all the parties to this Agreement.

18.	Notices. All notices from one party to another shall be in writing, or be made by a tele-communications device capable of creating a written record, shall be delivered to Company, Secured Party and/or Bank at their contact addresses specified after their signatures to this Agreement, or any other address of any party notified to the other parties in writing, and shall be effective upon receipt. Any notice sent by a party to this Agreement to another party shall also be sent to all other parties to this Agreement. Bank is authorized by Company and Secured Party to act on any instructions or notices received by Bank if (a) such instructions or notices purport to be made in the name of Secured Party, (b) Bank reasonably believes that they are so made, and (c) they do not conflict with the terms of this Agreement as such terms may be amended from time to time, unless such conflicting instructions or notices are supported by a court order.

19.	Successors and Assigns. Neither Company nor Secured Party may assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Bank, which consent will not be unreasonably withheld. Bank may not assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Secured Party, which consent will not be unreasonably withheld; provided, however, that no such consent will be required if such assignment or transfer takes place as part of a merger, acquisition or corporate reorganization affecting Bank.

20.	Governing Law. Company and Secured Party understand that Bank’s provision of the Service under this Agreement is subject to federal laws and regulations. To the extent that such federal laws and regulations are not applicable this Agreement shall be governed by and be construed in accordance with the laws of the state in which the office of Bank that maintains the Restricted Account is located, without regard to conflict of laws principles.

21.	Severability. To the extent that this Agreement or the Service to be provided under this Agreement are inconsistent with, or prohibited or unenforceable under, any applicable law or regulation, they will be deemed ineffective only to the extent of such prohibition or unenforceability and be deemed modified and applied in a manner consistent with such law or regulation. Any provision of this Agreement which is deemed unenforceable or invalid in any jurisdiction shall not affect the enforceability or validity of the remaining provisions of this Agreement or the same provision in any other jurisdiction.

22.	Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

23.	Entire Agreement. This Agreement, together with the Account Agreement, contains the entire and only agreement among all the parties to this Agreement and between Bank and Company, and Bank and Secured Party, with respect to (a) the Service, (b) the interest of Secured Party and the Lenders in the Account Funds and the Restricted Account, and (c) Bank’s obligations to Secured Party and the Lenders in connection with the Account Funds and the Restricted Account.

[SIGNATURE PAGE FOLLOWS]

This Agreement has been signed by the duly authorized officers or representatives of Company, Secured Party and Bank on the date specified below.

Date: , 20

Restricted Account Number(s):

Secured Party Account Number:

Bank of Secured Party Account:

[COMPANY]	[SECURED PARTY]

By:	By:

Name:	Name:

Title:	Title:

Address for Notices:	Address for Notices:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

Address for Notices:

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EXHIBIT “E”

Purchase and Sale Agreement

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated to be effective as of                      , 2006, by and among Jon M. Gipson, husband of Pamela Jean McBroom Gipson (jointly “Seller”) and GeoMet, Inc., represented herein by its duly authorized officer, William C. Rankin (“Purchaser”). Sellers and Purchaser are sometimes each referred individually herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H :

WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding membership interests (the “Interests”) of Shamrock Energy LLC, a Colorado limited liability company (the “Company”);

WHEREAS, pursuant to that certain Membership Interest Purchase Agreement dated                      and accompanying Membership Interest Assignment Agreement dated                      by and between Optigas, Inc. (“Optigas”) and Seller (“Optigas Transfer”), Seller acquired the Interests;

WHEREAS, in connection with and to facilitate Seller’s acquisition of the Interests, Seller and Purchaser entered into that certain Option Agreement by and between Seller and Purchaser (“Option”); and

WHEREAS, pursuant to the terms and conditions of the Option, Seller desires to sell and transfer unto Purchaser and Purchaser desires to purchase and acquire from Seller, the Interests, upon the terms and subject to the conditions contained in the Option and this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual representations contained herein and in the Option, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the Parties do hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE OF INTERESTS; CLOSING

Section 1.1 Purchase and Sale of the Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all right, title and interest in and to the Interests. To the extent permissible and allowed by law and contract, and as applicable or beneficial to Purchaser, Seller shall assign and convey any and all rights Seller has against Optigas or others pursuant to the Optigas Transfer.

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ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

Section 2.1 Authority; Enforceability. Seller has the requisite corporate power and authority to execute and deliver this Agreement and each document contemplated hereby (collectively, the “Transaction Documents”) to which Seller is a party and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and, when executed, each other Transaction Document to which it is a party will be duly and validly executed and delivered by the Seller and, assuming due and valid execution and delivery by the Purchaser, constitutes or will constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.2 Title to Interests. Seller has good and marketable title to the Interests. Except as disclosed on Exhibit A hereto, there are no liens, mortgages or other encumbrances on or affecting the Interests, which have been intentionally created by Seller during the Option Period.

Section 2.3 Organization and Good Standing of the Company; Power and Authority. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado; and the Company has all requisite power and authority to own, lease and operate its properties, to carry on its business as presently conducted and as proposed to be conducted.

Section 2.4 Brokers. No broker, finder or financial advisor or other person engaged by Seller is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby.

Section 2.5 Compliance with the Option. Seller has complied with the requirements and obligations as provided in the Option.

Section 2.6 Optigas Representations. Except as specifically provided on Exhibit “A” as attached hereto and made a part hereof, to Seller’s knowledge the information contained in the representations and warranties as provided by Optigas in the Optigas Transfer are true and accurate and such information remains applicable as of the date of execution of this Agreement.

For purposes of this Agreement, Seller’s knowledge shall mean Seller’s actual knowledge at the time of execution of this Agreement. Seller shall have no obligation and Purchaser hereby refutes and waives any such obligation on the part of Seller to investigate or pursue any information, leads, suspicions or other indications which have or could have the effect of providing Seller with actual knowledge.

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ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 3.1 Authority; Enforceability. The Purchaser has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which he is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Purchaser and, when executed, each other Transaction Document to which the Purchaser is a party will be duly and validly executed and delivered by the Purchaser and, assuming due and valid execution and delivery by the Seller, constitutes or will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights or (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.2 Acquisition of Interests for Investment. Purchaser is not acquiring the Interests with any present intention of distributing or selling such interests in violation of federal, state or other securities laws. Purchaser agrees that it will not sell or otherwise dispose of the Interests in violation of any federal, state or other securities laws.

Section 3.3 Brokers. No broker, finder or financial advisor or other person engaged by Purchaser is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby.

ARTICLE IV.

CLOSING

Section 4.1. Closing. The closing of the purchase and sale of the Interests (the “Closing”) shall take place on the date hereof (the “Closing Date”), or any other date to which the Parties agree. At the Closing, Seller shall deliver to the Purchaser, a duly executed Membership Interest Assignment Agreement in the form attached hereto as Exhibit “B”.

ARTICLE V.

MISCELLANEOUS

Section 5.1. Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by telecopier (receipt of which is confirmed), to the Party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Party:

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To Seller:

Jon M. Gipson

401 Market Street, Suite 1300

Shreveport, Louisiana 71101

Facsimile: (318) 424-3801

To Purchaser:

GeoMet Inc.

Attn: William C. Rankin

909 Fannin Street, Suite 3208

Houston, TX 77010

Facsimile: (713) 659-3856

Any such notification shall be deemed delivered (a) upon receipt, if delivered personally, (b) on the next business day, if sent by national courier service for next business day delivery or (c) the business day received, if sent by telecopier.

Section 5.2. Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.3. Assignment. Neither Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto.

Section 5.4. Entire Agreement. This Agreement (including all Exhibits hereto) and the Option, which terms and conditions are incorporated herein and made a part hereof, contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 5.5. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, beneficiaries, legatees, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto or their heirs, beneficiaries, legatees, legal representatives, successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 5.6. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of counsel, accountants, environmental and other advisors, shall be borne by Purchaser.

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Section 5.7. Limitation of Damages. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NO PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER BY STATUTE, IN TORT OR CONTRACT OR OTHERWISE. THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES SHALL BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY.

Section 5.8. No Construction Against Drafting Party. The language used in this Agreement is the product of both Parties’ efforts, and each Party hereby irrevocably waives the benefits of any rule of contract construction that disfavors the drafter of a contract or the drafter of specific words in a contract.

Section 5.9. Governing Law. This Agreement has been negotiated under and will be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

Section 5.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

Section 5.11. Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 5.12. Further Assurances. From time to time after the Closing Date, at the request of the other Party hereto and at the expense of the Party so requesting, a Party shall execute and deliver to such requesting Party such documents and take such other action as such requesting Party may reasonably request in order to consummate the transactions contemplated hereby.

Section 5.13. Limitation of Seller Liability. The Parties recognize and acknowledge that Seller is participating in this transaction in an individual capacity. The Parties further recognize and acknowledge the devastating effect that a claim, suit or demand (collectively, “Claim”) could and would have on Seller. As such, the Parties hereby agree that any liability that Seller shall have or may have as a result of this Agreement or the transaction contemplated hereby, shall be limited to the amount of Net Profit actually received by Seller as provided in the Option. The limitation of liability provided for herein shall not be applicable to the gross negligence or willful misconduct of Seller.

Section 5.14. Alternative Dispute Resolution. In the event of a dispute or Claim by and between the Parties, and subject to the provisions and limitations provided herein, such dispute or Claim shall be resolved via mediation and if needed arbitration pursuant to the mediation/arbitration procedures included in the Option. If Purchaser, or others deriving their rights from Purchaser, asserts a Claim, against Seller, deriving in whole or in part from this

13

Agreement or the transaction which is the subject hereof, and such Claim is not successful, meaning that Purchaser must obtain substantially all relief sought via said Claim, then in addition to any and all other damages suffered by Seller as a result of the Claim, Purchaser shall be liable to and shall pay Seller all costs and expenses incurred by Seller as a result of said Claim including but not limited to court costs and reasonable attorney fees.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

SELLER:

Jon M. Gipson

Pamela Jean McBroom Gipson

PURCHASER: GeoMet, Inc.

By:
William C. Rankin

Title:

15

EXHIBIT “A”

Exceptions to Representations

and Warranties as Provided by Optigas in the Optigas Transfer

EXHIBIT “B”

Membership Interest Assignment Agreement

ASSIGNMENT OF MEMBERSHIP INTERESTS

THIS ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Assignment”), effective as of                      , 2006 is executed and delivered by and between JON M. GIPSON, husband of Pamela Jean McBroom Gipson (“Assignor”), and GEOMET, INC., a Delaware corporation, represented herein by its duly authorized officer, William C. Rankin (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is the owner of 100% of the issued and outstanding membership interests of Shamrock Energy LLC, a Colorado limited liability company (the “Interests”);

WHEREAS, Assignor desires to convey, transfer and assign to Assignee, and Assignee desires to acquire from Assignor, the Interests;

WHEREAS, in order to effectuate the conveyance, transfer and assignment of the Interests to Assignee, Assignor is executing and delivering this Assignment;

WHEREAS, any terms not otherwise defined herein shall have the meaning ascribed to such terms in that certain Membership Interest Purchase Agreement (“Purchase Agreement”) between the parties dated of even date herewith.

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Conveyance of Interests. Assignor hereby CONVEYS, TRANSFERS, ASSIGNS AND DELIVERS unto Assignee and its successors and assigns, Assignor’s right, title and interest in and to the Interests.

2. Further Documents. Assignor covenants and agrees with Assignee that Assignor, its successors and assigns shall execute, acknowledge and deliver such other instruments of conveyance and transfer and take such other action as may reasonably be required more effectively to convey, transfer and assign to and vest in Assignee, or its successors and assigns, and to put Assignee, or its successors and assigns, in possession of the Interests, or otherwise carry out the purposes of this Assignment.

3. Counterparts. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one agreement.

4. Governing Law. The validity of this Assignment shall be governed by and construed in accordance with the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer same to another jurisdiction.

5. Successors and Assigns. This Assignment shall bind Assignor and its successors and assigns and inure to the benefit of Assignee and its successors and assigns.

6. Incorporation of Purchase Agreement. The terms, conditions and obligations of the Purchase Agreement are incorporated herein and made a part hereof as if reproduced herein.

EXECUTED effective as of the date first above written.

ASSIGNOR:

Jon M. Gipson

Pamela Jean McBroom Gipson

ASSIGNEE:

GEOMET, INC., a Delaware corporation

By:
Name:	William C. Rankin
Title: